PRESS RELEASE

New York July 3, 2000 -- Opportunity Partners L.P.
announced today that the recent decision by the Board of Directors of Captec Net Lease Realty, Inc. (CRRR) to retain
Prudential Securities to study strategic alternatives to maximize shareholder value is not in the best interests of shareholders.

In a statement issued today, Phillip Goldstein, portfolio manager of Opportunity Partners said: "Prudential is the very same advisor who recommended the disastrous de-REITing plan that was eventually abandoned due to massive shareholder opposition. Prudential also owns warrants in and is the main creditor to Captec Financial Group, an affiliated company of dubious value that Prudential recommended as a merger partner for Captec. It is unconscionable that the Board would again seek to retain a firm that so many shareholders believe provided it with poor advice and that has a clear conflict of interest."

As previously announced, at Captec's 2000 annual meeting of stockholders, Opportunity Partners intends to nominate an independent slate of directors and will seek shareholder approval for an independent investigation into the circumstances that led to the proposed and subsequently aborted restructuring plan.

Opportunity Partners L.P. is a New York based investment partnership with assets of $44 million.

Contact: Phillip Goldstein at (914) 747-5262 or oplp@att.net.